Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of RF Micro Devices, Inc. for the registration of 158,704 shares of its common stock and to the incorporation by reference therein of our reports dated April 16, 2003, with respect to the consolidated financial statements of RF Micro Devices, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended March 29, 2003 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Greensboro, North Carolina
June 12, 2003